Exhibit 3.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of January 3, 2018 by and among Barington Companies Advisors, LLC (“Barington”), Hilco Global (“Hilco Global”), Hilco Merchant Resources, LLC (“HMR” and, together with Hilco Global, collectively, “Hilco”), Barington/Hilco Acquisition Corp., a Delaware corporation (the “Company”), and Sweiss Ventures, LLC, a Nevada limited liability company (“Sweiss”), DMZ1 Holdings, LLC, a New York limited liability company (“DMZ”), BAG Spac 1, LLC, a Delaware limited liability company (“BAG”), PLA99, LLC, a Delaware limited liability company (”PLA”) and Oreva Partners, LLC, a Delaware limited liability company (“Oreva” and together with Sweiss, DMZ, BAG and PLA, individually and collectively referred to herein as the “Investor”). Barington, Hilco and certain additional parties, including members of the board of directors of the Company, who have executed this Agreement on the signature page hereof are each herein referred to individually as a “Seller” and collectively as the “Sellers”.

RECITALS

A.       The Company was formed on July 24, 2014 as a special purpose acquisition corporation for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

B.       As at the date of this Agreement, (a) the Company is authorized to issue an aggregate of 12,000,000 shares of capital stock, of which (i) 1,000,000 shares are preferred stock, $0.0001 par value per share (the “Preferred Stock”) and (ii) 11,000,000 shares are common stock, $0.0001 par value per share (the “Common Stock”); and (b) no shares of Preferred Stock and an aggregate of 2,784,040 shares of Common Stock are issued and outstanding, of which 848,494 shares of Common Stock are subject to possible redemption.

C.       As at the date of this Agreement. the Sellers own of record and beneficially an aggregate of 1,386,767 shares of Common Stock of the Company, including 1,073,267 insider promote shares (hereinafter collectively referred to as the “Insider Shares”), which Insider Shares are owned of record in the amounts set forth on opposite the names of each of the Sellers listed on Schedule A annexed hereto and made a part hereof.

D.       In connection with their purchase in 2015 of units of Common Stock and warrants (the “Private Units”), certain of the Sellers collectively own warrants to purchase an aggregate of 142,500 shares of Common Stock of the Company at an exercise price of $12.50 per share (the “Insider Warrants”), which Insider Warrants are owned of record in the amounts set forth on opposite the names of the Sellers listed on Schedule A annexed hereto and made a part hereof.

E.       The Company conducted a special meeting of its stockholders on December 28, 2017, at which meeting the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a Business Combination (the “Extension”) from December 31, 2017 to June 30, 2018 (the “Extended Termination Date”).

F.       The Investor has approached the Company and the Sellers with a proposal to take control of the Company’s Board of Directors and use its best efforts to introduce the Company to suitable targets for a Business Combination.

G.       The Company’s Board of Directors has determined that the Investor offers the Company the best chance to consummate a Business Combination and that it is in the best interests of the Company’s shareholders to enter into this Agreement.

H.       In consideration of the foregoing, pursuant to this Agreement, the Sellers will transfer the “Transferred Securities” (hereinafter defined) to the Investor in accordance with terms and conditions set forth herein.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“14f-1 Information” means the information necessary under Section 14(f) of the 1934 Act and Rule 14f-1 thereunder relating to the matters set forth in Section 3.1.4 herein.

“Additional Expenses” has the meaning set forth in Section 5.9(b).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in the 1933 Act and the rules and regulations promulgated thereunder.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or legal or bank holiday in the City of New York, State of New York. If any time period set forth in this Agreement expires on other than a Business Day, such period shall be extended to and through the next succeeding Business Day.

“Claim” has the meaning set forth in Section 8.17.

“Common Stock” has the meaning set forth in the Recitals.

“Company SEC Documents” means all documents, as such documents may have been amended (and, if amended, only the most recent form of such document shall be deemed to be one of the “Company SEC Documents”), filed by the Company with the SEC under either the 1933 Act or the 1934 Act since its formation.

“Extension” has the meaning set forth in the Recitals.

“Extension Expenses” has the meaning set forth in Section 5.9(b).

“Extended Termination Date” has the meaning set forth in the Recitals.

“Indemnified Damages” has the meaning set forth in Section 6.1.

“Insider Shares” has the meaning set forth in the Recitals.

“Insider Warrants” has the meaning set forth in the Recitals

“Investor” has the meaning set forth in the Recitals.

“Investor Covered Payments” shall have the meaning set forth in Section 5.6(b).

“Laws” means all applicable statutes, laws, rules and regulations, including, without limitation, applicable federal and state securities laws.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than (i) Liens created by the Investor and (ii) restrictions on transfer pursuant to securities laws or the Share Escrow Agreement. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Private Units” has the meaning set forth in the Recitals.

“Proxy Statement” means the definitive proxy statement on Schedule 14A of the Company for the Stockholders Meeting called for the purpose of approving the Extension and the Extended Termination Date.

“Retained Shares” shall have the meaning set forth in Section 2.2.

“Rights” has the meaning set forth in Section 2.2.

“SEC” means the Securities and Exchange Commission.

“Seller” and “Sellers” has the meaning set forth in the Recitals.

“Several Provisions” has the meaning set forth in the preamble to Article 4.

“Share Escrow Agent” means Continental Stock Transfer & Trust Company.

“Share Escrow Agreement” means that certain Share Escrow Agreement dated as of December 12, 2014 by and among the Sellers, the Company and the Share Escrow Agent.

“Stockholders Meeting” means the special meeting of the stockholders of the Company dated December 28, 2017, or any adjournment thereof, called for the purposes described in the Proxy Statement.

“Stockholder Approval Date” shall mean December 28, 2017, being the date on which the holders of a majority of the outstanding Common Stock of the Company voted in favor of approving the Extension and the Extended Termination Date.

“Transferred Securities” shall have the meaning set forth in Section 2.1.1.

“Trust Account” means the account into which certain proceeds from the Company’s initial public offering of securities and sale of the Private Units were deposited.

ARTICLE 2
TRANSFER OF INSIDER SHARES

2.1.       Transfer of Transferred Securities.

2.1.1       As of the date of this Agreement, each of the Sellers are conveying, transferring and assigning to the Investor (a) an aggregate of 1,035,767 Insider Shares, representing 96.5% of the Insider Shares, and (b) 142,500 Insider Warrants, representing 100% of the 142,500 Insider Warrants (the number of Insider Shares and Insider Warrants referred to in clauses (a) and (b) are collectively referred to herein as the “Transferred Securities”). The Transferred Securities are owned of record and beneficially and in the amounts set forth next to the names of those Sellers listed on Schedule B attached hereto. The Transferred Securities shall be allocated among each Investor in the amounts set forth next to the names of such Investor on Schedule C attached hereto.

2.1.2       The Insider Shares included in the Transferred Securities shall continue to be held in escrow pursuant to the Share Escrow Agreement. Sellers have delivered duly executed instruments of transfer and a notice to the Share Escrow Agent evidencing the agreement of the Sellers set forth herein. The Sellers will receive no cash consideration for the transfer of the Transferred Securities to the Investor.

2.2       Retained Shares. The Sellers shall be entitled to retain an aggregate of (a) 285,000 shares of Common Stock and associated rights, which entitle a holder to receive one-tenth (1/10) of a share of Common Stock (the “Rights”), that were included in the Private Units, and (b) 37,500 promotional shares of Common Stock that were issued to directors and officers of the Company and the acting chief financial officer of the Company as compensation for their services to the Company (collectively, the “Retained Shares”); it being understood and agreed that the Retained Shares shall not be included in the Transferred Securities under this Agreement.

ARTICLE 3

DELIVERIES

3.1.       Deliveries by Sellers, Investor and Company. The Sellers, the Investor or the Company, as the case may be, shall deliver on the date hereof, or by such later date which shall be not later than January 8, 2018:

3.1.1       An executed letter agreement addressed to the Share Escrow Agent, in the form attached hereto as Exhibit A, with respect to the transfer of the Transferred Securities to the Investor, along with appropriate instruments of transfer to effectuate same;

3.1.2       Resignations of Cory Lipoff, Jeffrey D. Neuchterlein and Jared L. Landaw as officers of the Company and a certificate, signed by each of Messrs. Lipoff and Neuchterlein, attaching resolutions appointing Paul Abramowitz as Chief Executive Officer and President of the Company, effective as of the close of business on January 4, 2018;

3.1.3       Resignations of each of Jared L. Landaw, Jeffrey B. Hecktman, Robert Mettler, Frank R. Mori, James A. Mitarotonda and Jeffrey D. Nuechterlein as a director of the Company and a certificate, signed by Neuchterlein, attaching resolutions that elect Adam E. Levin as a director and Chairman of the Board, and each of Paul Abramowitz, Justin Ehrlich, Marc Beilinson and Colin Conway as directors of the Company, all such appointments to be effective as of the close of business January 4, 2018;

3.1.4       A notice to the Company from the Sellers, in the form attached hereto as Exhibit C, with respect to the assignment of Sellers’ registration rights with respect to the Transferred Securities;

3.1.5       An executed letter agreement, in the form attached hereto as Exhibit D, terminating the Company’s use of office space, administrative, technology and secretarial services, at 888 Seventh Avenue, 6th Floor, New York, NY 10019;

3.1.6       A certificate executed by each of Barington and HMR irrevocably agreeing to convert, at the consummation of a Business Combination, the outstanding principal amount of loans made by the Sellers to the Company in the aggregate principal amount of $485,183 into additional Private Units of the Company Common Stock and Warrants at $10.00 per Private Unit;

3.1.7       A certificate, signed by Cory Lipoff, indicating that (i) upon payment of the Extension Expenses contemplated by Section 5.9(c) of this Agreement, the Company has extinguished any and all liabilities except for prepaid assets, the liabilities set forth on Schedule 3.1.8 attached hereto, the outstanding promissory notes referenced in Section 7.3 and such other liabilities known to the signatories that would not, when paid, reduce the Company’s out of trust cash balance below $0, and (ii) the Company has not executed any definitive agreements, letters of intent or any other agreement or understanding with respect to any Business Combination that has not been abandoned prior to the date hereof;

3.1.8       Evidence from the Company’s transfer agent or an opinion of counsel to the Company in form and content satisfactory to the Investor to the effect that the holders of a majority of the issued and outstanding shares of Company Common Stock have voted to approve and adopt the Extension and the Extended Termination Date at the Stockholders Meeting;

3.1.9       An insider letter agreement, substantially in the form attached hereto as Exhibit B from each Investor addressed to the Company and EarlyBirdCapital, Inc. (“EBC”) , as representative of the underwriters of the Company’s initial public offering (the “Investor Insider Letter”); and

3.1.10      Such other certificates, instruments and documents, if any, as may be necessary to consummate the transactions contemplated by this Agreement.

3.2       Failure Make Deliveries.

3.2.1       In the event that by 5:30 p.m. EST on January 8, 2018, (a) any of the Persons who are signatories to this Agreement as Sellers or as a member of the Company’s board of directors, shall fail to execute and deliver this Agreement, or (b) the Sellers or the Company shall fail or refuse to provide the Investor with fully completed Schedule A and Schedule B and make timely deliveries to the Investor of the documents and instruments set forth in Section 3.1.1 through Section 3.1.8, inclusive, (if required) any documents referred to in Section 3.1.10, and (subject only to delivery of such agreement by an Investor) the Investor Insider Letter, duly executed by the Company and EBC, then in such event, in addition to any other remedies available to the Investor, whether at law or in equity, Adam E. Levin, as representative of each Investor (the “Representative”), may by written notice to the Sellers and the Company, elect to rescind this Agreement and all of the transactions contemplated hereby; in which event the Investor shall be entitled to receive from the Sellers (i) a full refund of the payment made by the Investor as of the date of this Agreement as provided in Section 5.9(c) and (ii) reimbursement for Investor’s reasonable and documented out-of-pocket legal expenses from the law firm CKR Law, LLP associated with the transactions contemplated by this Agreement, In addition, in the event that, prior to the Extension Termination Date, the Company shall enter into a transaction with a third party that is the same or similar to the transactions contemplated by this Agreement, the Company or the Sellers shall pay the Investor the sum of $100,000 as liquidated damages.

3.2.2       In the event that by 5:30 p.m. EST on January 8, 2018, (a) any Investor who is a signatory to this Agreement shall fail or refuse to (a) execute and deliver this Agreement, or (b) execute and deliver to the Company and the Sellers the Investor Insider Letter and (if required) any documents referred to in Section 3.1.10, then in such event, in addition to any other remedies available to the Sellers and the Company, whether at law or in equity, the Sellers and the Company may, by written notice to the Representative, rescind this Agreement and all of the transactions contemplated hereby. In such event the Company shall be entitled to retain as liquidated damages the $154,000 of payments made by the Investor as of the date of this Agreement, less any amounts that were not expended by the Company as of 5:30 p.m. EST on January 8, 2018 to make the payments referred to on Schedule 5.9(b)(i) below, which amounts (if any) shall then be refunded to the Investor.

3.2.3.       Notwithstanding anything in this Agreement to the contrary, the rights of the Investor and the Sellers to terminate this Agreement under Sections 3.2.1 and 3.2.3, respectively, shall not be available to any party whose action or failure to act has been a principal cause or resulted in the failure of the other party to deliver the documents and instruments required thereunder and such action or failure to act constitutes a breach of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Barington and Hilco, severally and jointly (except for Sections 4.1, 4.4(b), 4.5(b), 4.6, 4.10(b) and 4.15(b) (collectively, the “Several Provisions”), which shall be made only severally by each Seller), makes the representations and warranties contained in this Article 4 to the Investor, intending that the Investor relies on each of such representations and warranties in order to induce the Investor to enter into and complete the transactions contemplated by this Agreement.

4.1.       Authorization of Sellers. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby are within each Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms.

4.2.       Company Authorization. This Agreement is the valid and binding obligation of the Company, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other action of the Company.

4.3.       Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

4.4.       Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by (a) the Company and (b) each Seller, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether state, federal or foreign.

4.5.       Non-contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by (a) the Company and (b) each Seller, do not and will not (i) contravene, conflict with, or result in a violation or breach of any provision of the Amended and Restated Certificate of Incorporation of the Company or any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to such Seller or the Company, (ii) contravene, conflict with, or result in a violation or breach of any provision of any written or oral agreement to which the Company or any Seller is a party, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, could become a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Seller is entitled under any provision of any agreement or other instrument binding upon the Company or any Seller or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of any Seller or the Company, or (iv) result in the creation or imposition of any Lien on the Transferred Securities.

4.6.       Title to Transferred Securities. Subject to the terms and provisions of the Share Escrow Agreement, each Seller has good and valid legal title to, and beneficial ownership of, the respective Transferred Securities owned by it or him and full legal right and power to transfer and deliver the Transferred Securities owned by it or him to the Investor in the manner provided in this Agreement. Upon the transfer of the Transferred Securities, the Investor will receive good and valid legal title to, and full beneficial ownership of, the Transferred Securities owned by such Seller, free and clear of all Liens, subject to the terms and provisions of the Share Escrow Agreement.

4.7.       Capitalization. The authorized capital stock of the Company is as set forth in the Recitals. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable and have been issued in compliance with applicable federal and state securities laws. Except as contemplated by this Agreement or as disclosed in the Company SEC Documents (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) there is not any commitment or offer of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no restrictions on the transfer of the Company’s capital stock other than those arising from securities laws. Except as set forth in this Agreement or in the Company SEC Documents, no Person is entitled to (x) any preemptive or similar right with respect to the issuance of any securities of the Company, or (y) any rights with respect to the registration of any securities of the Company under the 1933 Act.

4.8.       SEC Filings. As of its filing date, as any such filing may have been amended prior to the date hereof, each Company SEC Document complied, as to form and content in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.9.       No Undisclosed Material Liabilities. Since September 30, 2017, there has been no material change in the financial condition of the Company. Except as disclosed in the Company SEC Documents, there are no material liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations incurred in the ordinary course of business consistent with past practices since September 30, 2017, in connection with the Extension or in connection with the transactions contemplated hereby.

4.10.       Litigation. There is no litigation or other administrative or judicial proceedings pending or threatened against (a) the Company or (b) that might endanger each Seller’s right to transfer the Transferred Securities owned by it or him to the Investor. There are no judgments against (x) the Company or (y) against any Seller that might endanger such Seller’s right to transfer the Transferred Securities owned by it or him to the Investor in accordance with the terms of this Agreement.

4.11.       Employment or Consulting Agreements. Neither any Seller nor any Affiliate of any Seller is a party to any employment agreement or consulting agreement with the Company.

4.12.       Repayment of Loans. Except with respect to the outstanding loans aggregating $485,183 made by Sellers to the Company that will be converted into additional Private Units upon consummation of a Business Combination as described herein, each Seller hereby confirms that all loans made by it or him or its or his Affiliates to the Company and/or its Affiliates have been satisfied in full and no such Seller is due any further amounts from the Company or its Affiliates for any purpose.

4.13.       Possession of Company Property. Except as set forth on Schedule 4.13, no Seller is in possession of any Company property.

4.14.       No Other Company Agreements. No Seller has entered into any agreements on behalf of the Company except such agreements as have been fully performed or agreements that have been filed by the Company as exhibits to the Company SEC Documents, other than agreements for which payment obligations remain that will be satisfied following the receipt of payment contemplated by Section 5.9(c).

4.15.       Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of (a) the Company or (b) any Seller, who might be entitled to any fee or commission from the Company or any Seller in connection with the transactions contemplated in this Agreement.

4.16.       Recent Financial Transactions. Attached hereto as Schedule 4.16 is a ledger of all payments made by the Company since September 30, 2017. This ledger was prepared from the books and records of the Company and represents all payments made by the Company during this time period.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Each Investor severally, and not jointly and severally, makes the representations and warranties contained in this Article 5 to the Company and Sellers intending that the Company and Sellers rely on each of such representations and warranties in order to induce the Company and Sellers to enter into and complete the transactions contemplated by this Agreement.

5.1.       Authorization. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby are within the Investor’s power and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms.

5.2.       Corporate Existence and Power. Oreva is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

5.3.       Governmental Authorization. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, or foreign, other than compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether state, federal or foreign.

5.4.       Non-contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Investor does not and will not (i) contravene, conflict with, or result in a violation or breach of any provision of the Certificate of Incorporation of the Investor or any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Investor, (ii) contravene, conflict with, or result in a violation or breach of any provision of any written or oral agreement to which the Investor is a party, or (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, could become a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Investor is entitled under any provision of any agreement or other instrument binding upon the Investor or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of the Investor.

5.5.       Litigation. There is no pending or threatened action, suit or proceeding before or by any court or other governmental body to which the Investor or any officer, director, employee, agent or Affiliate thereof is a party, or to which any of the assets of the Investor any officer, director, employee, agent or Affiliate thereof is subject, and no event has occurred relating to the Investor or the Investor’s Affiliates, that might hinder in any material respect its ability to consummate the transactions contemplated by this Agreement or the covenants contained herein.

5.6.       Investment Representations.

5.6.1       Acknowledgment. The Investor understands and agrees that the Transferred Securities have not been registered under the 1933 Act or the securities laws of any state of the U.S. and that the transfer of the Transferred Securities will be effected in reliance upon one or more exemptions from registration afforded under the 1933 Act.

5.6.2       Status. The Investor represents and warrants to Sellers that it or he is an “Accredited Investor” as defined in the rules promulgated under the 1933 Act. The Investor represents and warrants that it has significant prior investment experience, that it recognizes the highly speculative nature of the transactions contemplated by this Agreement, and that it has conducted its own due diligence with respect to the transactions contemplated hereby and is satisfied with the results thereof. The Investor understands that the Transferred Securities will be transferred to the Investor in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth in this Agreement, in order that the Sellers may determine the applicability and availability of the exemptions from registration on which Sellers are relying.

5.6.3       Opinion. The Investor will not transfer any or all of the Transferred Securities absent an effective registration statement under the 1933 Act and applicable state securities law covering the disposition of such Transferred Securities, without first providing the Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the 1933 Act and the registration or qualification requirements of any applicable U.S. state securities laws.

5.6.4       No Bad Actor. No Investor or an Affiliate of an Investor is a “bad actor” or “covered person” within the meaning of Rule 506(d) promulgated under Regulation D under the Securities Act and no Investor nor any of his or its Affiliates has committed a “disqualifying event” as defined in Rule 506(d) which might disqualify the Company from conducting an offering of securities under Rule 506(b) or Rule 506(c).

5.7.       Review of Company SEC Documents. The Investor has reviewed the Company SEC Documents, including the exhibits thereto.

5.8.       Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Investor who might be entitled to any fee or commission from the Company in connection with the transactions contemplated in this Agreement.

5.9.       Business Combination and Expenses.

       (a)       The Investor and its Affiliates and associates (collectively, the “Investor Group”) shall use its and their best efforts to locate and consummate a Business Combination for the Company on or prior to the Extended Termination Date. In such connection, the Investor Group shall, among other things, work with investment bankers, finders and others to locate a suitable target company with whom the Company may consummate a Business Combination.

       (b)       The Investor shall pay and advance, on behalf of the Company, or reimburse the Sellers for, (i) $154,000, representing three months prepaid interest required to be paid by the Company to obtain the Extension, and other accrued fees and expenses including a payment for director and officer liability insurance and accrued fees payable to the Company’s transfer agent and proxy solicitor, all as referred to on Schedule 5.9(b)(i) (collectively, the “Extension Expenses”), and (ii) other outstanding invoices and liabilities of the Company in the approximate amount of $59,229 (subject to adjustments to be negotiated with one vendor) set forth on Schedule 5.9(b)(ii) (the “Additional Expenses”). In addition, the Investor shall assume responsibility for all ongoing costs and expenses of the Company, including, without limitation, interest expenses associated with the Extension and costs and expenses associated with running and maintaining a publicly traded company following the closing of the transactions contemplated by this Agreement (the “Investor Covered Payments”). In such connection, simultaneous with consummation of a Business Combination, the Investor shall cause the Company to reimburse Kramer, Levin Naftalis & Frankel LLP for accrued an unpaid legal fees for services previously rendered to the Company in an aggregate amount not to exceed $2,000,000.

       (c)       Immediately following the execution of this Agreement, the Investor shall wire the Company the sum of $154,000 in immediately available funds to be applied to the Extension Expenses set forth on Schedule 5.9(b)(i). Jennifer Calabrese, the acting chief financial officer of the Company, shall immediately use such funds to make the payments contemplated by such Schedule, with assistance from employees of Barington and Hilco, and provide the Investor with written confirmation when such Extension Expenses have been paid. The Investor shall pay the Additional Expenses promptly after the date hereof, but in no event later than thirty (30) days from the date hereof, and provide the Sellers with written confirmation when such Additional Expenses have been paid.

5.10        Change of Corporate Name. On the earlier to occur of (a) the next annual or special meeting of stockholders of the Company, or (b) the special meeting of stockholders of the Company to approve a Business Combination, the Company shall seek, among other things, to amend its certificate of incorporation to change the name of the Company to one not having the words “Barington” or “Hilco” or any combination thereof in the corporate name.

ARTICLE 6

INDEMNIFICATION

6.1.       Indemnification by Sellers. From and after the date of this Agreement, Barington and Hilco, severally and jointly, shall indemnify, defend and hold harmless the Investor, the Company and their respective officers, directors, shareholders, employees, agents and Affiliates and their successors and assigns against any loss, claim, damage, cost, obligation, liability, penalty and expense, including all legal and other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, cost, obligation, liability, penalty or expense or action in respect of such matters (collectively referred to as “Indemnified Damages”), occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, such Seller contained in this Agreement or any other agreement or certificate provided for in this Agreement or arising out of, or resulting from, the operation of the Company by Sellers prior to the date hereof to the extent that such claim is not covered by directors’ and officers’ liability insurance maintained by the Company.

6.2.       Indemnification by Investor. From and after the date of this Agreement, each Investor shall severally (not jointly and severally) indemnify defend and hold harmless Sellers and their heirs, personal representatives, agents, successors, and Affiliates against any Indemnified Damages occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, the Investor contained in this Agreement or any other agreement provided for in this Agreement or arising out of, or resulting from, the operation of the Company by the Investor on or after the date hereof to the extent that such claim is not covered by directors’ and officers’ liability insurance maintained by the Company.

6.3.       Notice of Indemnification. Upon receipt by an indemnified party of notice of the commencement against it of any action involving a claim, such indemnified party, if a claim in respect of such action is to be made by it against any indemnifying party under this Article 6, shall promptly notify in writing the indemnifying party of such commencement. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of such commencement, the indemnifying party will be entitled to participate in the defense and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense of the action, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense, the indemnifying party will not be liable to such indemnified party under this Article 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the written consent of such indemnifying party. The indemnifying party will not settle or compromise any claim or action without the written consent of the indemnified party (which consent shall not be unreasonably withheld).

6.4.       Charter Protections; Directors’ and Officers’ Liability Insurance.

6.4.1       All rights to indemnification for acts or omissions occurring through the date hereof now existing in favor of any of the Sellers as provided in the Company’s Amended and Restated Certificate of Incorporation shall survive the execution of this Agreement and the closing of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms.

6.4.2       For a period of either (i) six (6) years after the date hereof if the Company consummates a Business Combination or (ii) three (3) years after the date hereof if the Company dissolves and liquidates prior to the consummation of a Business Combination, the Company and the Investor shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Sellers), with respect to claims arising from facts and events that occurred through the date hereof.

6.4.3       If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.4.

ARTICLE 7

COVENANTS

7.1.       Release of Company and its Officers and Directors. Sellers hereby release the Company and its officers, directors and shareholders from any claims they may have now or in the future, whether contractual, statutory or otherwise, against any of the Company, its officers, directors and shareholders relating to the Company or its securities, including but not limited to (i) the formation of the Company,  (ii) the operation of the Company (including agreements between the Sellers and the Company) and (iii) the cessation of any Seller as an officer, director or employee of the Company, as applicable. Notwithstanding the foregoing, nothing herein shall be construed as a waiver or release of (x) any claim for indemnification that any Seller may have against the Company regardless of whether such claim arises after the date hereof or (y) any rights under this Agreement or any of the agreements executed in connection herewith.

7.2.       Assignment of Registration Rights. Sellers hereby conditionally assign to the Investor Sellers’ rights and obligations under that certain Registration Rights Agreement dated as of February 5, 2015 among the Company and each of the parties executing a signature page thereto with respect to the Transferred Securities, but shall retain all such rights with respect to any securities not being transferred to the Investor including the Private Units.

7.3.       Outstanding Promissory Notes of the Company. The outstanding promissory notes of the Company in the aggregate principal amount of $485,183 shall remain valid and binding obligations of the Company, subject to the certificates executed pursuant to the provisions of Section 3.1.6 of this Agreement.

7.4.       Arrangements in connection with Business Combination. Sellers each acknowledge and agree that if, in order to consummate any Business Combination, the holders of public Rights or Warrants agree to restructure such securities in any way, the Sellers will consent to restructure the Rights or Warrants, as applicable, included within the Private Units in the same manner.

7.5.       Delivery of Records. Promptly after the request of the Investor, Sellers shall deliver all of the Company’s organization documents, minute and stock record books and the corporate seal, books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and computer software and programs to the Investor. Sellers may retain copies of all of the foregoing.

7.6.       Compliance with Laws. Following the closing of the transactions contemplated by this Agreement, the Investor shall operate the Company in compliance in all material respects with applicable Laws and stock exchange rules and regulations.

7.7.       Further Assurances. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such party’s obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the transactions contemplated hereby and to effectuate the provisions and purposes hereof.

ARTICLE 8

MISCELLANEOUS

8.1.       Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be delivered or sent, with the copies indicated, by personal delivery, facsimile or electronic mail (with confirmation of receipt by intended recipient) or overnight delivery service (by a reputable international carrier) to the parties as follows (or at such other address as a party may specify by notice given pursuant to this Section):

To the Sellers:	James A. Mitarotonda
Barington Companies Advisors, LLC
888 Seventh Avenue, 6th Floor
New York, NY 10019
Facsimile: (212) 586-7684

-and-

Jeffrey Hecktman
Hilco Global and Hilco Merchant Resources LLC
5 Revere Drive, Suite 2056
Northbrook IL 60062
Facsimile: 847-897-0701

To the Company:	Barington/Hilco Acquisition Corp.
888 Seventh Avenue, 6th Floor
New York, NY 10019
Attn: Chief Executive Officer
Facsimile: (212) 586-7684

In either case, with a copy to:	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Christopher Auguste, Esq.
Email: cauguste@kramerlevin.com

To the Investor:	Sweiss Ventures, LLC
c/o Oreva Capital Corp.
10990 Wilshire Blvd., Penthouse
Los Angeles, CA 90024
Attn.: Adam E. Levin, Chief Executive Officer
Email: Adam@orevacap.com

With a copy to:	CKR Law, LLP
1800 Century Park East, 14th floor
Los Angeles, CA 90067
Attn: Stephen A. Weiss, Esq.
Email: sweiss@ckrlaw.com

All notices shall be deemed given and received one business day after their delivery to the addresses for the respective party(ies), with the copies indicated, as provided in this Section.

8.2.       Entire Agreement. This Agreement contains the sole and entire binding agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all other prior written or oral agreements among them.

8.3.       Amendment. No amendment or modification of this Agreement shall be valid unless in writing and duly executed by the parties affected by the amendment or modification.

8.4.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, heirs, successors and permitted assigns.

8.5.       Waiver. Waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

8.6.       Captions. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

8.7.       Construction. In the construction of this Agreement, whether or not so expressed, words used in the singular or in the plural, respectively, include both the plural and the singular and the masculine, feminine and neuter genders include all other genders. Since all parties have engaged in the drafting of this Agreement, no presumption of construction against any party shall apply.

8.8.       Section References. All references contained in this Agreement to Sections shall be deemed to be references to Sections of this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed also to refer to all subsections of such Sections, if any.

8.9.       Severability. In the event that any portion of this Agreement is illegal or unenforceable, it shall affect no other provisions of this Agreement, and the remainder of this Agreement shall be valid and enforceable in accordance with its terms.

8.10.       Assignment. Neither this Agreement nor any rights under this Agreement may be assigned by any party without the written consent of all other parties; provided, however, each Investor may, immediately upon giving written notice to the Company, elect to assign all of his or its rights and obligations under this Agreement to an Affiliate such Investor, or to any trust established for the benefit of members of the family of such Affiliate (each an “Assignee”).

8.11.       Governing Law. This Agreement and the interpretation of its terms shall be governed by the laws of the State of New York, without application of conflicts of law principles.

8.12.       Arbitration. Any claim or dispute arising out of this Agreement or the alleged breach thereof shall be submitted by the parties to binding and non-appealable arbitration to be administered by JAMS before one arbitrator in accordance with its arbitration rules and procedures, to be held in New York, New York or such other location agreed to between the parties. The cost of such arbitration shall be borne by each of the parties to such dispute, and in such proportion as the arbitrator shall determine to be equitable, or in the event of his or her failure to so determine, the said cost shall be borne equally. Judgment on the award rendered by the arbitrator may be entered in any federal or state court located in New York, New York, to which the parties irrevocably and unconditionally consent to submit to jurisdiction and irrevocably waive any objections to the personal jurisdiction of such courts. Both parties shall attempt to resolve any dispute by good faith negotiation or mediation before submitting to arbitration.

8.13.       Attorneys’ Fees. The Company and the Investor shall pay their respective attorneys’ fees and expenses for the negotiation and preparation of this Agreement and the other agreements contemplated by this Agreement.

8.14.       Public Disclosure. No party to this Agreement shall make any public disclosure or publicity release pertaining to the existence of the subject matter contained in this Agreement without notifying and consulting with the other parties; provided, however, that notwithstanding the foregoing, each party shall be permitted to make required filings with the SEC. With respect to the press release and Form 8-K to be filed in connection with this transaction, the Company shall provide the Sellers and the Investor with a copy of such release in advance and a reasonable opportunity to comment thereon.

8.15.       Currency. All monetary amounts in this Agreement are stated in United States dollars ($) and shall be paid in that currency. No changes shall be made in any of such amounts based upon changes in the value of the United States dollar against any other currency.

8.16.       Execution in Counterparts; Facsimile Signatures. This Agreement and any amendment, waiver or consent hereto may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. All such counterparts may be delivered among the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.

8.17.       Trust Account Waiver. Each Investor hereby waives any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”), and the Investor waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever, including, without limitation, with respect to any liability the Company may have under this Agreement.

Remainder of page intentionally left blank; signature page to follow.

The parties have executed this Agreement as of the date set forth above.

SELLERS:

Barington Companies Advisors, LLC

By:
James A. Mitarotonda, Managing Member

Hilco Global

By:
Jeffrey Hecktman, Manager

Hilco Merchant Resources, LLC

By:
Jeffrey Hecktman, Manager

James A. Mitarotonda

Jeffrey B. Hecktman

Jeffrey D. Nuechterlein

Frank Mori

Robert Mettler

Jared L. Landaw

Jennifer R. Calabrese

George W. Hebard III

Mario Mitarotonda

Mashrib Zahid

THE COMPANY:

Barington/Hilco Acquisition Corp.

By:
Cory Lipoff, Chief Executive Officer

INVESTOR:

Sweiss Ventures, LLC
a Nevada limited liability company

By:
Adam E. Levin, Manager and Member

DMZ1 Holdings, LLC
a New York limited liability company

By:
Justin Ehrlich, Manager and Member

BAG Spac1, LLC
a Delaware limited liability company

By:
Marc Beilinson, Manager and Member

PLA99, LLC
a Delaware limited liability company

By:
Paul Abramowitz, Manager and Member

Oreva Partners, LLC
A Delaware limited liability company

By:
Israel Maxx Abramowitz, Manager and Member

Schedule A

Name of Seller	Number of Shares Beneficially Owned	Number of Insider Shares	Number of Insider Warrants
Barington Companies Advisor, LLC[1]	625,258	490,508	61,250
Hilco Merchant Resources LLC[2]	575,959	435,709	63,750
James Mitarotonda	7,500	7,500	—
Jeffrey Hecktman	5,000	5,000	—
Robert Mettler	47,300	36,300	5,000
Frank Mori	47,300	36,300	5,000
Jeffrey Nuechterlein	47,300	36,300	5,000
Jared Landaw	12,845	11,195	750
George Hebard III	6,345	4,695	750
Mario Mitarotonda	6,345	4,695	750
Jennifer Calabrese	3,500	3,500	—
Mashrid Zahid	2,115	1,565	250
	1,386,767	1,073,267	142,500

1 These shares may be deemed to be beneficially owned by James A. Mitarotonda

2 These shares may be deemed to be beneficially owned by Jeffrey B. Hecktman

Schedule B

	Number of Transferred Securities
Name of Seller	Insider Shares	Insider Warrants
Barington Companies Advisors, LLC	490,508	61,250
Hilco Merchant Resources LLC	435,709	63,750
Robert Mettler	31,300	5,000
Frank Mori	31,300	5,000
Jeffrey Nuechterlein	31,300	5,000
George Hebard III	4,695	750
Jared Landaw	4,695	750
Mario Mitarotonda	4,695	750
Mashrid Zahid	1,565	250
	1,035,767	142,500

Schedule C

Name of Seller	Number of Transferred Securities
	Insider Shares	Insider Warrants

Sweiss Ventures, LLC	245,995	33,844

PLA99, LLC	245,995	33,844

BAG Spac 1, LLC	245,995	33,844

DMZ1 Holdings, LLC	245,995	33,844

Oreva Partners, LLC	51,787	7,124

Schedule 3.1.8

Name of Vendor	Approximate Amount ($)

Accounts Payable (as of January 2, 2018)

Kramer Levin Naftalis & Frankel LLP	$2,000,000.00
See Schedule 5.9(b)(i) Extension Expenses	$154,000.00
See Schedule 5.9(b)(ii) Additional Expenses	$59,229.11

Any and all taxes accrued on the date of this Agreement which can be paid from interest earned on the Trust Account without limitation.

Schedule 4.13

Books and records of the Company, copies of which will be provided to the Representative of the Investor and Jennifer Calabrese, acting Chief Financial Officer of the Company, at or promptly after the closing of the transactions contemplated by this Agreement.

Schedule 4.16

Ledger of Payments since September 30, 2017

See Attached

Schedule 5.9(b)(i)

Extension Expenses

Expense/Liability	Amount ($)

York International D&O Insurance	$12,830.00
Continental Stock Transfer Company	$28,953.75
Prepaid Interest Expense[3]	$105,356.00
Advantage Proxy (Solicitation Fee)	$4,500.00
Miscellaneous	$2,360.25
$154,000.00

3 For the first three months of the Extension

Schedule 5.9(b)(ii)

Additional Expenses

Expense/Liability	Amount ($)

Chief Financial Officer (Calabrese)	$6,000.00
Marcum LLP	$8,670.00
S2 Filings	$3,270.00
Delaware Franchise Tax	$6,777.40
Potomac	$4,851.00
Kadramas, Lee & Jackson
(Project Okie Diligence(*))	$29.000.00
PR Newswire	$445.00
Broadridge Capital	$213.71
Total	$59,229.11

(*) Subject to negotiation

Exhibit A

Share Escrow Agent Letter

Exhibit B

Investor Insider Letter

Exhibit C

Assignment of Registration Rights

Exhibit D

Use of Office Space Letter